Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made as of October 1, 2010, by and among Lester Petracca (“Petracca”), and Sebring Software, LLC (“Sebring”).

RECITALS

           A.           On or about March 17, 2008, Sebring issued a Secured Convertible Promissory Note to Petracca in the principal amount of $500,000 (the “First Note”) in exchange for $500,000.  On or about July 18, 2008, Sebring issued a Secured Convertible Promissory Note to Petracca in the principal amount of $250,000 (the “Second Note” and, together with the First Note, the “Notes”) in exchange for $250,000.  The First Note and the Second Note were secured by certain assets of Sebring identified in those certain Security Agreements by and between Sebring and Petracca dated as of March 17, 2008 and July 18, 2008, respectively (collectively, the “Security Agreements”).

           B.           The outstanding principal and accrued interest under the First Note and the Second Note was due and payable on or before March 17, 2009 (the “Maturity Date”). Sebring was unable to pay the outstanding obligations under the Notes on the Maturity Date and defaulted under the terms of the Notes.

           C.           On or about September 4, 2009, Petracca and Sebring entered into a Forbearance Agreement (the “Forbearance Agreement”).  The Forbearance Agreement provided for an extension of the Maturity Date and the issuance of membership interests in Sebring to Petracca.  Sebring was unable to repay Petracca on the extended Maturity Date and defaulted on the terms of the Forbearance Agreement.

           D.           On or about July 22, 2010, Petracca filed a complaint against Sebring in the Supreme Court of the State of New York, County of Nassau (the “NY Action”) to collect amounts owing under the Notes and the Forbearance Agreement.

           E.           On or about September 17, 2010, Sebring entered into a Securities Purchase Agreement, whereby it acquired a controlling interest in SMXI, which agreement contemplates the exchange of Sebring membership interests for shares of SMXI (the “Exchange Shares”) under the terms of a Stock Exchange and Reorganization Agreement (the “Exchange Agreement”).

F.       Petracca and Sebring wish to establish new terms on which Sebring’s debt to Petracca will be paid and equity interests in Sebring and SMXI will be issued to Mr. Petracca.

G.      The parties wish to amend this Agreement within two business days of the closing of the Exchange Agreement to add SMXI as a party hereto.

NOW, THEREFORE, the parties agree as follows:

1.           Settlement.  In consideration of the mutual, general releases given in this Agreement by the parties, and other good and valuable consideration, Petracca and Sebring agree as follows:

           (a)           New Note.  Upon execution of this Agreement, Sebring and SMXI will issue to Petracca a new secured promissory note in the form attached hereto as Exhibit “A,” in the principal amount of $1,170,718 representing outstanding principal, accrued interest and Petracca’s estimated legal fees in connection with the NY Action, the negotiation of the Exchange Agreement and the negotiation and documentation of this Agreement (the “New Note”).  Sebring covenants and agrees to cause SMXI to consent to actions requiring SMXI’s cooperation and assume Sebring’s obligations under the Note.

(b)           New Security Agreement.  Upon execution of this Agreement, Sebring and SMXI will execute and deliver to Petracca a Security Agreement and UCC financing statements in the form attached hereto as Exhibit “B.”

           (c)           Payments from Financing Proceeds.  Sebring covenants and agrees, and shall cause SMXI to agree, to pay to Petracca twenty-five percent (25%) of the first Seven Hundred Fifty Thousand Dollars ($750,000) in Net Proceeds received by Sebring and/or SMXI in connection with any debt or equity financing after the date hereof and thirty percent (30%) of Net Proceeds in excess of $750,000 received by Sebring and/or SMXI in connection with any debt or equity financing after the date hereof. “Net Proceeds” means proceeds from debt and equity financings net of any commissions, finder’s fees, broker fees or similar payments.

(d)           Sebring Membership Interests.  Petracca shall be entitled to sixteen percent (16%) of the issued and outstanding membership interests of Sebring on a fully diluted basis on the date of this Agreement and upon consummation of the Exchange Agreement, Petracca shall be issued 16% of the Exchange Shares and such interest shall be reflected in the terms of the Exchange Agreement, which both Sebring and Petracca agree to execute on the date hereof.

(e)           Addition of SMXI as a Party.  Sebring covenants and agrees, and Petracca shall cooperate, to cause this Agreement to amended within two (2) business days of the closing of the Exchange Agreement to add SMXI as a party hereto.

2.           Discontinuance of NY Action. Attached hereto as Exhibit “C,” and being signed simultaneously with this Agreement, is a Stipulation of Discontinuance, dismissing the NY Action with prejudice and without costs.  Upon execution of this Agreement, the Stipulation of Discontinuance shall be filed with the Nassau County Clerk of the Court by either of the parties.

3.           Release By Sebring.  Effective upon execution of this Agreement, Sebring, on behalf of itself and its officers, directors, employees, shareholders, successors, assigns, agents, and representatives, hereby fully, finally and forever irrevocably and unconditionally releases, acquits and forever discharges each of Petracca and his agents, representatives, heirs, spouses, successors and assigns, and each of them, from any and all charges, complaints, controversies, remedies, suits, claims, demands, debts, obligations, guaranties, losses, causes of action, damages, penalties, costs, expenses, attorneys' fees, liabilities and indemnities, of any nature whatsoever, whether based on contract, tort, statute, or other legal or equitable theory of recovery, whether known or unknown, suspected or unsuspected, arising out of any alleged or actual acts or omissions (collectively, "Claims") occurring before the date of this Agreement, including any Claims based on the liabilities under the Notes, Security Agreements and Forbearance Agreement, but excluding any Claims arising out of breach by Petracca of any of his representations, warranties or undertakings in this Agreement.

4.          Release By Petracca.  Upon execution of this Agreement and the New Note and Security Agreement, Petracca on behalf of himself and his heirs, spouse, employees, successors, assigns, agents, and representatives and each of them, hereby fully, finally and forever irrevocably and unconditionally releases, acquits, and forever discharges Sebring and its managers, officers, directors, members, shareholders, agents, representatives, attorneys, successors and assigns, and each of them, from any and all Claims occurring or arising out of the First Note, the Second Note and/or Forbearance Agreement before the date of this Agreement, whether known or unknown, suspected or unsuspected, but excluding any Claims arising out of breach by Sebring of any of its representations, warranties or undertakings in this Agreement and the documents and instruments executed and delivered concurrently herewith.

                      5.           Choice of Law/Jursidiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York governing agreements negotiated and to be performed within that State.  Each of the parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of New York, located in the City and County of New York and the United States District Court, Southern District, for the State of New York with respect to any matter relating to this Agreement and performance of the parties’ obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties’ obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction.  Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts.  The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of New York by registered or certified mail to the parties and their representatives at their respective addresses specified in Section 8 hereof.  Service of process may also be made in such other manner as may be permissible under the applicable court rules.

6.             Sebring and SMXI acknowledge and agree that the New Note qualifies as an “instrument for the payment of money only” pursuant to New York Civil Practice Law & Rules (“CPLR”) section 3213, and will not oppose any action based on default under the New Note on the grounds that the New Note is not such an instrument and/or is not subject to CPLR 3213.

7.             No Disparagement; Confidentiality of Settlement. Each party agrees to refrain from publishing or disclosing to third person, entity or governmental body or regulatory authority any statement, written or verbal, that is intended or would reasonably be understood to defame, disparage or harm the reputation or standing of the other party in his or its personal or business relationships relating to any transaction or conduct between the parties prior to the date of this Agreement, except as any such statement may be required to be made in response to a subpoena or judicial or governmental order.  Sebring shall give Petracca’s legal counsel reasonable opportunity to review and comment on any statements regarding the resolution of these disputes proposed to be made by Sebring and/or SMXI in any SEC filing and/or press release prior to the publication of same.

8.             Miscellaneous Provisions.

(a)           Disclaimer of Liability.  The parties hereto acknowledge and agree that the obligations set forth in this Agreement are the result of compromise and are entered into in good faith and shall never for any purpose be considered an admission of liability or responsibility concerning any dispute between them or of any of the Claims released hereunder; and no past or present wrongdoing on the part of any of the parties shall be implied by such payment or execution.

(b)           Comprehension; Authority of Signers.  In entering into this Agreement, each party represents that it has relied upon the legal advice of its own attorneys, who are the attorneys of its own choice.  Each party further represents that the terms of this Agreement have been completely read by its attorneys, and that those terms are fully understood and voluntarily accepted by it.  Each individual executing this Agreement on behalf of an entity party to this Agreement hereby represents to the other parties by such execution that he is a duly elected officer of such entity and has the power and authority to execute and deliver this Agreement on behalf of such entity.

(c)           No Assignment of Claims.  Each party hereto each represents and warrants to the others that it is aware of no other person having any interest in, nor has it assigned, hypothecated or otherwise transferred to any person, any interest in the released Claims or the subject matter of this Agreement.  Each party hereby agrees to indemnify and hold harmless the other from any and all liabilities, claims, demands, obligations, damages, costs, expenses and attorneys' fees as a result of a breach of this representation or anyone asserting such interest, assignment, hypothecation and transfer.

(d)           Validity.  If any provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid, illegal, or unenforceable, the remainder of this Agreement and the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid, illegal, or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

(e)           Attorneys' Fees.  If any party institutes any action or arbitration to interpret or enforce this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to recover costs of suit or arbitration and to recover actual and reasonable attorneys' fees.

(f)           Captions.  The titles and captions in this Agreement are included only as a matter of convenience.  They shall not affect the interpretation of any provision.

(g)           Construction of Agreement.  Each party and its counsel have participated fully in the review and revision of this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

(h)           Further Assurances.  Each party will do such further acts, including executing and delivering additional agreements or instruments as any of the others may reasonably request to consummate, evidence or confirm the agreements contained in this Agreement.

(i)           Successors and Assigns.  This Agreement, and the rights and obligations of the parties, shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

(j)           Notices.

(i)           All notices, demands or requests ("Notices") which are required or permitted to be given pursuant to this Agreement shall be in writing.  Notices shall be delivered personally, by commercial carrier, by recognized air courier (such as Federal Express), or by registered or certified mail, postage prepaid, addressed to a party as stated below.
If to Petracca:
Lester Petracca
c/o Triangle Equities
30-56 Whitestone Expressway
Whitestone, NY 11354
with a copy to:
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, NY 10018
Attention: Eric Zipkowitz

If to Sebring:
Sebring Software, LLC
1400 Cattlemen Dr., Suite D
Sarasota, FL 24232

with a copy to:
Vincent & Rees
175 E Main St., Suite 1500
Salt Lake City, UT 84111

 (ii)           Notice given personally, by commercial carrier, or by air courier shall be effective upon delivery.  Notice given by United States mail shall be effective the third (3rd) United States Post Office delivery day after the date of mailing.

(iii)           Each party shall provide notice to all of the other parties of any change in address.

(k)          Counterparts.  This Agreement may be executed in several counterparts, which when taken together shall constitute a single document.

                                (l)           Entire Agreement.  This Agreement and the documents and instruments executed and delivered concurrently herewith or pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject mater covered herein and therein, and may not be modified, amended or otherwise changed in any manner except by a writing executed by the party against whom such modification, amendment or change is to be enforced.

[signature pages follow]

[Signature Page to Settlement and Release Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Settlement and Release Agreement as of the date first written above.

SEBRING SOFTWARE, LLC
By: /s/ Leif Andersen
Name: Leif Andersen
Title: Manager
/s/ Lester Petracca
LESTER PETRACCA

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